ZaZa Energy Corporation

1301 McKinney Street

Suite 3000

Houston, TX  77010

NEWS    RELEASE

NEWS    RELEASE

ZAZA ENERGY CORPORATION ANNOUNCES DEFINATIVE SALES AND PURCHASE AGREEMENT WITH VERMILION ENERGY

Company to sell its French assets (ZaZa Energy France) for a purchase price of $85.8 million

HOUSTON, TX (November 14, 2012) - ZaZa Energy Corporation (NASDAQ: ZaZa) today announced that it has entered into a definitive share purchase agreement (“Purchase Agreement”) with Vermilion Energy Inc. (“Vermilion”), whereby Vermilion, through its wholly-owned subsidiary Vermilion REP SAS, will acquire 100% of the shares of ZaZa Energy France SAS (“ZEF”) for a purchase price of approximately US$85.8 million, subject to customary closing adjustments, with an effective date of October 1, 2012 and an anticipated closing prior to year-end 2012.

ZEF’s operating interests cover approximately 24,300 acres and a 100% working interests in the Neocomian Complex and Charmottes fields in the Paris Basin. Current production is approximately 850 Bbl/d of light Brent-based crude oil. Proven Reserves at 30 June 2012, as evaluated by Gaffney Cline Associates, were estimated to be approximately 5.6 million Bbls.

"This divestiture falls directly in-line with ZaZa's strategic objective to focus on further developing our core operating acreage in Texas," said Todd A. Brooks, Chief Executive Officer of ZaZa Energy.  "It strengthens our balance sheet and provides us with additional working capital to drill in the Eaglebine and Eagle Ford plays.  We have now amassed over 160,000 net acres between the two, including a dominant, nearly contiguous 90,000 net acre block in the Eaglebine located in the thickest part of the basin, which we are currently developing.  Over the coming quarter, we look forward to providing our shareholders with updates on our progress and believe the next year will be an excellent year for our Company.”

Upon closing, ZaZa intends to use a portion of the proceeds from the disposition to pay-down part of its remaining senior secured notes and accelerate its drilling program in its core operating acreage in Texas.  Additionally, as part of the Paris Basin Agreement signed with Hess in July 2012, ZaZa will hold $15.0 million of the proceeds in escrow until all Paris Basin exploration permits are successfully transferred to Hess.

The acquisition remains subject to customary conditions and receipt of all necessary regulatory approvals.

About ZaZa Energy Corporation

Headquartered in Houston, Texas, with offices in Corpus Christi, Texas and Paris, France, ZaZa Energy Corporation is a publicly traded exploration and production company with primary assets in the Eagle Ford and Eaglebine resource plays in Texas. More information about the Company may be found at www.zazaenergy.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects," "forecasts" and similar references to future periods. These statements include, but are not limited to, statements about ZaZa’s ability to execute on exploration, production and development plans, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest

713-595-1900 (Office)       ●713-595-1919 (Fax)●www.zazaenergy.com

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rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of ZaZa to obtain additional capital, and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. While forward-looking statements are based on our assumptions and analyses that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties that could cause our actual results, performance and financial condition to differ materially from our expectations. See "Risk Factors" in our 2011 Form 10-K filed with the Securities and Exchange Commission for a discussion of risk factors that affect our business. Any forward-looking statement made by us in this news release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future development, or otherwise, except as may be required by law.

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JMR Worldwide

Jay Morakis, Partner

+1 212-786-6037

jmorakis@jmrww.com